EXHIBIT 10.5

STARZ
[Form of Notice to certain Named Executive Officers]

To:

Re:    Amendment of Starz Equity Awards (“Amendment”)

On August 21, 2013, the Compensation Committee of the Board of Directors of Starz, a Delaware corporation (the “Company”), authorized the amendment of certain equity awards issued by the Company under the Starz 2011 Incentive Plan (as amended from time to time, the “2011 Incentive Plan”), and certain equity awards issued by the Company under its Transitional Stock Adjustment Plan adopted in 2011 (as amended from time to time, the “TSAP”). Capitalized terms used in this Amendment and not defined in this Amendment have the meanings given to such terms in the 2011 Incentive Plan, a copy of which is available upon request.
The equity awards that were amended as described in this Amendment include any of the following equity awards issued to you under either the 2011 Incentive Plan or the TSAP: (1) any outstanding, unvested options to acquire shares of the Company’s Series A Common Stock held by you as of August 21, 2013 (“Amended Options”), and (2) any outstanding, unvested restricted shares of the Company’s Series A Common Stock held by you as of August 21, 2013 (“Amended Restricted Shares”).
The amendments made to your Amended Options and Amended Restricted Shares are as described below and constitute amendments to the stock option agreements or restricted share agreements governing such Awards.
If your employment with the Company and its Subsidiaries is terminated by the employer without “cause” (as “cause” is defined in the 2011 Incentive Plan), or if you experience a Voluntary Termination for Good Reason (as defined below), in either case, (i) within the 30 calendar day period immediately preceding or (ii) prior to the first anniversary of, the closing date of an Approved Transaction in which any of your Amended Options or Amended Restricted Shares that remain outstanding and unvested as of such closing date are not otherwise accelerated in accordance with the terms of the applicable plan, then, effective as of the date your employment is so terminated: (1) any Amended Options that remain outstanding and unvested as of such termination date will become exercisable in full in respect of the aggregate number of shares covered thereby, and (2) in the case of any Amended Restricted Shares that remain outstanding and unvested as of such termination date, the Restriction Period applicable to each such Award shall be deemed to have expired and all such Amended Restricted Shares and any related Retained Distributions shall become vested and any related cash amounts payable pursuant to the applicable restricted share agreement evidencing such Award shall be adjusted in such manner as may be provided in such agreement.
The exercise period for any Amended Options the vesting of which is accelerated pursuant to the terms of this Amendment shall be the exercise period that, pursuant to the stock option agreement evidencing such Award, applies upon a termination of your employment with the Company or a Subsidiary without “cause” (generally, 90 days); provided, that if during such exercise period the Company imposes a blackout on your exercise of Amended Options, the exercise period for any affected Amended Options shall be extended by the length of time that such blackout remains in effect during such exercise period.
For purposes of this Amendment, a “Voluntary Termination for Good Reason” means your voluntary termination of your employment with the Company and its Subsidiaries upon the occurrence of any of the following events without your prior consent:

(a)
a significant reduction in your then current base salary (defined as your weekly base pay in effect for the payroll period during which your employment is terminated or, if you are a part-time employee, your average weekly wages from the Company for the most recent 8 weeks during which you worked at least two days, but not including in either case, overtime, bonuses, commissions, piece rate, incentive pay or taxable or nontaxable fringe benefits or payments);

(b)	a significant reduction in your title, duties or reporting relationship with your employer or the assignment to you of duties that are inconsistent with your position with your employer; or

(c)	the relocation of your primary place of employment to a location that is more than 50 miles from your primary place of employment as of your termination date.
No termination shall constitute a Voluntary Termination for Good Reason unless all of the following provisions shall have been complied with: (i) you shall have given the Company written notice of your intention to effect a Voluntary Termination for Good Reason, such notice to state in detail the particular circumstances that constitute the grounds on which the proposed Voluntary Termination for Good Reason is based and to be given no later than 90 days after the initial occurrence of such circumstances; (ii) the Company shall have 30 days after receiving such notice in which to cure such grounds; and (iii) if the Company fails, within such 30-day period, to cure such grounds to your reasonable satisfaction, you terminate your employment with the Company and its Subsidiaries within 30 days following the last day of such 30-day period. If the Company timely cures such grounds in accordance with the preceding sentence, you shall not be entitled to terminate your employment pursuant to a Voluntary Termination for Good Reason based on such grounds.
STARZ

By:
Name:
Title:

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933, as amended.